Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On June 3, 2011, Rambus Inc. (the “Company”) completed its acquisition of Cryptography Research, Inc. (“CRI”) by acquiring all issued and outstanding common shares in exchange for cash and Rambus common stock. This acquisition was treated as a business combination.

The pro forma adjustments are based upon the valuation of the tangible and intangible assets and liabilities that exist as of the date of acquisition as well as available information and assumptions that the Company believes are reasonable. The allocation of the purchase price of the CRI acquisition reflected in these unaudited pro forma condensed combined financial statements has been based upon estimates of the fair value of assets acquired and liabilities assumed. The pro forma adjustments have been prepared to illustrate the estimated effect of the acquisitions. The unaudited pro forma condensed combined financial statements do not include any pro forma adjustments relating to costs of integration that the combined companies may incur as such adjustments would be forward-looking.

     The accompanying unaudited pro forma condensed combined financial statements as of and for the three months ended March 31, 2011 and for the year ended December 31, 2010, are based on the historical financial statements of the Company and CRI after giving effect to the merger. The unaudited pro forma condensed combined balance sheet combines the Company’s and CRI’s respective balance sheets as of March 31, 2011 and gives effect to the merger as if it occurred on March 31, 2011. The unaudited pro forma condensed combined balance sheet includes adjustments that are directly attributable to the merger. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2011 combines the Company’s historical consolidated statement of operations for the three months ended March 31, 2011 with CRI’s historical statement of operations for the three months ended March 31, 2011, and is presented as if the merger had taken place on January 1, 2010. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010, combines the Company’s historical consolidated statement of operations for the year ended December 31, 2010 with CRI’s historical statement of operations for the year ended December 31, 2010, and is presented as if the merger had taken place on January 1, 2010. The unaudited pro forma condensed combined statements of operations include adjustments directly attributable to the merger and that are recurring in nature. All of the pro forma adjustments are based upon currently available information and assumptions that are factually supportable and with respect to the statements of operations, the historical financial information has been adjusted to give effect to pro forma events that are expected to have a continuing impact on the combined results of the companies.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and should not be taken as representative of the financial position or results of operations in future periods or that actually would have been realized had the Company and CRI been a combined company during the periods presented. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the Company’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011, and in its Form 10-Q for the quarterly period ended June 30, 2011, filed on August 5, 2011, as well as CRI’s historical financial statements included in this Form 8-K/A.

The unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisitions been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results of the Company. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that the Company may achieve, or any additional expenses that maybe incurred, with respect to the combined companies.

RAMBUS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2011
 (In thousands)
(Unaudited)

	Historical		Pro Forma
	Rambus	CRI	Adjustments		Combined
ASSETS

Current assets:
Cash and cash equivalents	$182,234	$55,465	$(177,684)	A	$4,143
			(55,872)	D
Marketable securities	326,341	6,117	(6,117)	D	326,341
Accounts receivable	389	2,342	—		2,731
Prepaid expenes and other current assets	10,988	292	—		11,280
Deferred taxes	2,420	30	(30)	D	2,420
Total current assets	522,372	64,246	(239,703)		346,915
Deferred taxes, long-term	3,020	—	—		3,020
Intangible assets, net	39,007	—	159,200	B	198,207
Goodwill	18,154	—	96,490	C	114,644
Property, plant and equipment, net	70,520	1,053	—		71,573
Other assets	6,086	72	—		6,158
Total assets	$659,159	$65,371	$15,987		$740,517

LIABILITIES, CONTINGENTLY REDEEMABLE COMMON STOCK & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,292	$489	$—		$11,781
Accrued salaries and benefits	9,907	162	—		10,069
Accrued litigation expenses	4,744	—	—		4,744
Other accrued liabilities	11,778	3,831	(2,836)	D	12,773
Total current liabilities	37,721	4,482	(2,836)		39,367
Convertible notes, long-term	124,359	—	—		124,359
Long-term imputed financing obligation	34,362	—	—		34,362
Long-term income taxes payable	4,610	—	—		4,610
Other long-term liabilities	5,080	941	(788)	D	5,233
Total liabilities	206,132	5,423	(3,624)		207,931
Contingently redeemable common stock	113,500	—	—		113,500

Common stockholders’ equity	920,710	2,094	(2,094)	E	1,009,148
			88,438	F
Retained earnings (accumulated deficit)	(580,820)	57,854	(66,733)	E	(589,699)
Accumulated other comprehensive loss, net	(363)	—	—		(363)
Total stockholders’ equity	339,527	59,948	19,611		419,086
Total liabilities, contingently redeemable common stock and stockholders’ equity	$659,159	$65,371	$15,987		$740,517

RAMBUS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2011
(In thousands, except per share amounts)
 (Unaudited)

	Historical		Pro Forma
	Rambus	CRI	Adjustments		Combined

Revenue:
Royalties	$59,235	$6,430	$(3,890)	G	$61,775
Contract revenue	3,292	—	—		3,292
Total revenue	62,527	6,430	(3,890)		65,067
Operating costs and expenses:
Cost of revenue	3,149	628	4,622	B	8,399
Research and development	23,317	953	—		24,270
Marketing, general and administrative	32,732	1,001	643	B	34,376
Costs of restatement and related legal activities	1,159	—	—		1,159
Gain from settlement	(6,200)	—	—		(6,200)
Total operating costs and expenses	54,157	2,582	5,265		62,004
Operating income (loss)	8,370	3,848	(9,155)		3,063
Interest and other income (expense), net	(652)	(325)	(164)	H	(1,141)
Loss on derivative financial instrument	—	(1,536)	—		(1,536)
Interest expense on convertible notes	(5,172)	—	—		(5,172)
Interest and other expense, net	(5,824)	(1,861)	(164)		(7,849)
Income (loss) before income taxes	2,546	1,987	(9,319)		(4,786)
Provision for income taxes	6,776	3	—		6,779
Net income (loss)	$(4,230)	$1,984	$(9,319)		$(11,565)
Net income loss per share:
Basic	$(0.04)				$(0.10)
Diluted	$(0.04)				$(0.10)
Weighted average shares used in per share calculation
Basic	107,613		6,381	J	113,994
Diluted	107,613		6,381	J	113,994

RAMBUS INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2010
(In thousands, except per share amounts)
 (Unaudited)

	Historical		Pro Forma
	Rambus	CRI	Adjustments		Combined

Revenue:
Royalties	$320,155	$18,507	$(9,974)	G	$328,688
Contract revenue	3,235	—	—		3,235
Total revenue	323,390	18,507	(9,974)		331,923
Operating costs and expenses:
Cost of revenue	6,937	2,439	18,486	B	27,862
Research and development	92,706	6,467	—		99,173
Marketing, general and administrative	119,475	4,419	2,571	B	126,465
Costs of restatement and related legal activities	4,190	—	—		4,190
Gain from settlement	(126,800)	—	—		(126,800)
Total operating costs and expenses	96,508	13,325	21,057		130,890
Operating income (loss)	226,882	5,182	(31,031)		201,033
Interest and other income (expense), net	861	273	(698)	H	436
Unrealized gain on derivative financial instrument	—	19,089	—		19,089
Interest expense on convertible notes	(19,699)	—	—		(19,699)
Interest and other income (expense), net	(18,838)	19,362	(698)		(174)
Income (loss) before income taxes	208,044	24,544	(31,729)		200,859
Provision for income taxes	57,127	1,208	(863)	I	57,472
Net income (loss)	$150,917	$23,336	$(30,866)		$143,387
Net income per share:
Basic	$1.34				$1.21
Diluted	$1.30				$1.17
Weighted average shares used in per share calculation
Basic	112,456		6,381	J	118,837
Diluted	115,884		6,381	J	122,265

1. BASIS OF PRO FORMA PRESENTATION

On May 12, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Padlock Acquisition Corp., a California corporation and our wholly-owned subsidiary (“Merger Sub”), CRI, a California corporation, and the shareholder representative party thereto. On June 3, 2011, the Company completed its acquisition of CRI by acquiring all issued and outstanding common shares of CRI. Pursuant to the terms of the Merger Agreement, on June 3, 2011, Merger Sub merged with and into CRI, with CRI as the surviving corporation and our wholly owned subsidiary. Under the terms of the Merger Agreement, the Company paid approximately $257.2 million consisting of cash and approximately 6.4 million shares of the Company’s common stock. Of the consideration, $15.0 million in cash and approximately 1.3 million newly issued shares of Company’s common stock were deposited into an escrow account until December 2012, subject to any claims, to fund any indemnification obligations to the Company following the consummation of the merger. The acquisition of CRI expands the Company’s technologies available for licensing with complementary technologies from CRI that include patented innovations and solutions for content protection, network security and anti-counterfeiting. Additionally, CRI is part of the New Business Group reportable segment.

As part of the acquisition, the Company agreed to pay $50.0 million to certain CRI employees and contractors in cash or the Company’s common stock, at the Company’s option, over three years following June 3, 2011 (the “Retention Bonus”). The Retention Bonus will be paid in three installments of approximately $16.7 million on June 3, 2012, June 3, 2013 and June 3, 2014. The Retention Bonus payouts are subject to the condition of employment, and therefore, treated as compensation and expensed as incurred. The portion of the Retention Bonus that is forfeited by the employees that have left the Company prior to payout will be accelerated and the forfeited amount will be paid out to a designated charitable organization. The first payment will be made in cash and the following two payments will be made in either cash or shares of the Company’s common stock, at the Company’s option.

These unaudited pro forma condensed combined financial statements have been prepared based upon historical financial information of the Company and CRI giving effect to the acquisition and other related adjustments described in these footnotes. No transactions occurred between the Company and CRI in the three months ended March 31, 2011 and for the year ended December 31, 2010. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations that would have been achieved had the merger actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the Company’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011, and in its Form 10-Q for the quarterly period ended June 30, 2011, filed on August 5, 2011, as well as CRI’s historical financial statements included in this Form 8-K/A.

The unaudited pro forma condensed combined balance sheet was prepared by combining the historical consolidated balance sheets of the Company and CRI as of March 31, 2011 assuming the merger occurred on March 31, 2011. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2011 combines the Company’s and CRI’s historical statement of operations for the three months ended March 31, 2011, and is presented as if the merger had taken place on January 1, 2010. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010, combines the Company’s and CRI’s historical statement of operations for the year ended December 31, 2010, and is presented as if the merger had taken place on January 1, 2010.

The unaudited pro forma condensed combined statements of operations do not reflect operational and administrative cost savings (“synergies”) that management of the combined company believes may be achieved as a result of the acquisition or non-recurring one-time costs that may be incurred as a direct result of the acquisition.

The acquisition of CRI has been accounted for using acquisition method of accounting in accordance with the business acquisition guidance. Under the acquisition method of accounting, the total estimated purchase consideration of the acquisitions was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase consideration over the tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill. The fair value guidance clarifies that the fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the market participants. The fair value guidance also requires that the fair value measurements reflect the assumptions market participants use in pricing an asset or liability based on the best information available. Under the acquisition method of accounting, acquisition related transaction costs (e.g., professional fees for legal, accounting, tax, due diligence and other related services costs) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred.

2. PURCHASE PRICE ALLOCATION

The following table summarizes the consideration paid by the Company (in thousands):

Cash	$168,805
Common Stock (6,380,806 shares at $13.86 per share)	88,438
Total	$257,243

The 6,380,806 shares of common stock issued were valued based on the closing stock price at the date of the acquisition which amounted to $88.4 million.

The purchase price allocation for the business acquired is based on management’s estimate of the fair value for purchase accounting purposes at the date of acquisition. The fair value of the assets acquired has been determined primarily by using valuation methods that discount the expected future cash flows to present value using estimates and assumptions determined by management. The Company performed a valuation of the net assets acquired as of June 3, 2011 (the acquisition closing date). The purchase price from the merger was allocated as follows:

Total
(in thousands)
Cash	$1,424
Accounts receivable	1,140
Identified intangible assets	159,200
Property and equipment	965
Other assets	133
Goodwill	96,994
Liabilities	(2,613)
Total	$257,243

The goodwill arising from the acquisition is primarily attributed to synergies related to the combination of new and complementary technologies of the Company and the assembled workforce of CRI. All of this goodwill is expected to be deductible for tax purposes. Due to the difference in working capital between March 31, 2011 and the June 3, 2011 acquisition date, goodwill of $96.5 million is presented in the unaudited pro forma condensed combined balance sheet as of March 31, 2011.

The identified intangible assets assumed in the acquisition of CRI were recognized as follows based upon their fair values as of the acquisition date:

	Total	Estimated Useful Life
	(in thousands)	(in years)
Existing technology	$129,400	7
Customer relationships	17,300	7
Favorable contracts	12,200	2
Non-competition agreements	300	3
Total	$159,200

The favorable contracts are acquired patent licensing agreements where the Company has no performance obligations. Cash received from these acquired favorable contracts will reduce the favorable contract intangible asset. The estimated useful life is based on expected payment dates related to the favorable contracts.  The group of purchased intangible assets has an estimated weighted average useful life of approximately 7 years from the date of acquisition.

The fair value of the existing technology and customer relationships was determined based on an income approach using the discounted cash flow method. Discount rates of 30% and 26% were used to value the existing technology and customer relationships, respectively. The estimated discount rates were based on implied rate of return of the transaction, adjusted for specific risk profile of the asset. The remaining useful life for the existing technology was based on historical product development cycles, the projected rate of technology attrition, and the pattern of projected economic benefit of the asset. The remaining useful life of customer relationships was estimated based on customer attrition, new customer acquisition and future economic benefit of the asset.

The fair value of the favorable contracts was determined based on an income approach using the discounted cash flow method with a discount rate of 9%. The favorable contracts will be reduced as cash is received from the customers.

The fair value of the non-competition agreements were determined based on the income approach using the discounted cash flow method with a 26% discount rate. The estimated useful life was determined based on the future economic benefit expected to be received from the assets.

3. PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the merger was completed on March 31, 2011 for the pro forma balance sheet purposes and on January 1, 2010 and 2011 for the pro forma statements of operations purposes and reflect the following pro forma adjustments:

(A)	To record the cash consideration paid by the Company and the transaction costs:

(in thousands)
Cash	$168,805
Transaction costs	8,879
Total	$177,684

(B)	To record the fair value of identified intangible assets and amortization expense as follows:

	Total	Estimated Useful Life	Pro Forma Amortization for the Three Months Ended March 31, 2011	Pro Forma Amortization for the Year Ended December 31, 2010
(in thousands)		(in years)
Existing technology	$129,400	7	$4,622	$18,486
Customer relationships	17,300	7	618	2,471
Favorable contracts	12,200	2	—	—
Non-competition agreements	300	3	25	100
Total	$159,200		$5,265	$21,057

Cash received from the acquired favorable contracts would reduce the favorable contract intangible asset. Since no cash would have been received, there are no pro forma amortization expenses related to the favorable contracts to be recorded for the periods presented.

For the three months ended March 31, 2011, of the total pro forma amortization expense, $4.6 million is recorded in cost of revenue and $0.7 million is recorded in marketing, general and administrative expenses.

For the year ended December 31, 2010, of the total pro forma amortization expense, $18.5 million is recorded in cost of revenue and $2.6 million is recorded in marketing, general and administrative expenses.

(C)	To record goodwill resulting from the acquisition of CRI.

(D)
To record the cash distribution to CRI shareholders as stipulated in the merger agreement of $62.0 million and adjustments to certain assets and liabilities which were not acquired as part of the acquisition of CRI.

(E)	To eliminate the historical stockholders’ equity of CRI and record transaction costs of approximately $8.9 million (see item (A) above) assumed to have been incurred and paid as of March 31, 2011.

(F)	To record the $88.4 million equity consideration paid as part of the accounting purchase price.

(G)
To eliminate royalty revenue for certain customers of CRI that currently are covered under revenue agreements with the Company or certain revenue contracts that are considered favorable contracts at the acquisition date.

(H)
To adjust interest income for the purchase price. The decrease in interest income was determined by applying the average rate of return on the Company’s short-term investments over the period presented to the assumed net decrease in the Company’s cash balance used to fund the acquisition. In addition, the interest income related to CRI was adjusted to reflect the cash distribution to shareholders.

(I)
As the Company maintains a full valuation allowance on its U.S. deferred tax assets for the year ended December 31, 2010 and for the three months ended March 31, 2011, it only records a tax provision for foreign and state minimum income taxes. As such, the Company has adjusted the tax provision to reflect the foreign and state minimum income tax adjustments due to the revenue adjustment in item (G) above.

(J)
To adjust pro forma basic and diluted net income (loss) per share to reflect the issuance of 6.4 million shares of the Company’s Common Stock related to the acquisition of CRI as if the shares had been outstanding throughout the periods presented.